EXHIBIT 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-60151, Post-Effective Amendment No. 1 to Registration Statement No. 333-82035, Post-Effective Amendment No. 3 to Registration Statement No. 333-04505, Post-Effective Amendment No. 6 to Registration Statement No. 33-84578, and Registration Statement No. 333-124296 of AK Steel Holding Corporation on Forms S-8 of our report dated February 16, 2009 (which report expresses an unqualified opinion) with respect to the consolidated financial statements of Combined Metals of Chicago LLC included in this Annual Report on Form 10-K of AK Steel Holding Corporation for the year ended December 31, 2009.

/s/Warady & Davis LLP
Deerfield, Illinois
February 12, 2010